PRESS RELEASE

Global Energy Holdings Group, Inc. Files for Chapter 11 Protection

Continues its Orderly Liquidation and Development of Business Opportunities

Atlanta, GA, November 25, 2009 – Global Energy Holdings Group, Inc. (NYSE AMEX:GNH) (“Global”) announced today it is voluntarily seeking to reorganize itself and four of its subsidiaries under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.  The voluntary filing will allow Global to continue its operations in the normal course through the financial restructuring process.

Global determined that it was prudent to file for Chapter 11 at this time in order to restructure its business under the protection of the bankruptcy court.    In 2008, Global focused its operations on the development of renewable energy projects, such as biomass gasification and landfill gas-to-energy projects, and chose to exit its legacy ethanol business.  Global will continue an orderly liquidation of its non-core assets and develop business opportunities upon which it may structure its emergence from Chapter 11.  The decision to pursue reorganization under Chapter 11 came after extensive efforts to improve Global’s liquidity and pursue strategic alternatives.

Along with the filing of the five voluntary petitions, Global intends to file four first day motions which it believes are necessary to enable the debtors to operate in Chapter 11 with a minimum of disruption and loss of productivity.

About Global:

Global Energy Holdings Group, Inc. is a diversified renewable energy company based in Atlanta, Georgia.  Global develops renewable energy projects, including biomass gasification and landfill-gas-to-energy projects.  Global also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military.  Global provides tailored solutions that capitalize on the nation’s need for diverse energy resources, while investing in promising innovations to help power the future.  For more information about Global, please visit its website at http://www.gnhgroup.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Global expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by Global based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Global, which may cause its actual results to differ materially from those implied or expressed by the forward-looking statements.  Such assumptions, risks and uncertainties are discussed in detail in Global’s filings with the SEC and include, among other things, the impact of the U.S. Bankruptcy Code on its operational plans and its continuing need for liquidity.

Contact Information: William Newman, (212) 660-3015, wnewman@sandw.com